Exhibit 99.1

Investors:

Lisa Ciota: (630) 824-1987

Media:

Steve Carlson: (630) 824-1783

SUNCOKE NAMES KATHERINE GATES GENERAL COUNSEL AND CHIEF COMPLIANCE OFFICER

Lisle, Ill. (September 30, 2015) – SunCoke Energy, Inc. (NYSE: SXC) and SunCoke Energy Partners, L.P. (NYSE: SXCP) today announced that Katherine Gates has been named Senior Vice President, General Counsel and Chief Compliance Officer of both companies, reporting directly to Fritz Henderson, SunCoke’s Chairman, President and Chief Executive Officer. Ms. Gates will also join the Board of Directors of SunCoke Energy Partners, L.P. Both appointments are effective October 22, 2015.

Additionally, John DiRocco, Jr. has been promoted to the position of Vice President, Assistant General Counsel and Corporate Secretary.

Denise Cade, Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, is stepping down from her role at the Company and the SunCoke Energy Partners, L.P. Board of Directors, effective October 22, 2015, to accept the General Counsel position at a Fortune 1000 public company.

“Over the past few years, Katherine has been instrumental in leading our health, safety and environmental compliance efforts and has developed a profound understanding of our business as well as the engineering and science behind our operations,” said Fritz Henderson, Chairman, President and Chief Executive Officer. “We’re pleased to have someone with Katherine’s experience, legal acumen and focus on our strategic objectives, who can seamlessly transition into this role.”

“Denise has provided excellent advice and counsel to SunCoke since joining the Company in 2011 and was instrumental in guiding SunCoke through our IPO and the formation of SunCoke Energy Partners,” added Henderson. “We wish her every success in the future.”

Katherine Gates

Senior Vice President, General Counsel and Chief Compliance Officer

Katherine Gates joined SunCoke in February 2013 as Senior Health, Environment and Safety (HES) Counsel. She was promoted to Vice President and Assistant General Counsel in July 2014. Ms. Gates began her legal career in private practice as a partner at Beveridge & Diamond, P.C., where she served on the firm’s Management Committee. During her tenure at the firm, Ms. Gates worked with SunCoke for approximately two years in a secondment arrangement prior to joining the Company.

Ms. Gates received a Juris Doctor degree from Georgetown University Law Center and a Bachelor of Arts, summa cum laude, from the State University of New York-College at Geneseo. She also clerked for the U.S. Department of Justice and U.S. Environmental Protection Agency.

ABOUT SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to the integrated steel industry under long-term, take-or-pay coke contracts that pass through commodity and certain operating costs to customers. We utilize an innovative heat-recovery cokemaking technology that captures excess heat for steam or electrical power generation. We are the sponsor of SunCoke Energy Partners, L.P. (NYSE: SXCP), a publicly traded master limited partnership, holding a 2 percent general partner interest, 53 percent limited partnership interest and all of the incentive distribution rights. Our cokemaking facilities are located in Illinois, Indiana, Ohio, Virginia, Brazil and India. In addition, we own approximately 110 million tons of proven and probable coal reserves in Virginia and West Virginia. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides export and domestic coal handling services to the coke, coal, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term, take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 45 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.sxcpartners.com.